EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

Brazil Interactive Media, Inc.,

Cannamerica Corp.,

and

Hollister & Blacksmith, Inc.

Dated as of May 15, 2014

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2014 (this ''Agreement''), by and among Brazil Interactive Media, Inc., a Delaware corporation (the ''Company''), Cannamerica Corp., a Delaware corporation and a wholly owned subsidiary of the Company (''Merger Sub''), and Hollister & Blacksmith, Inc., (d/b/a American Cannabis Consulting, American Cannabis Company and Cube Root), a Colorado corporation (''ACC'').

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and ACC have approved and declared advisable the merger of Merger Sub with and into ACC (the ''Merger'') upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the ''DGCL'') and the Colorado Business Corporation Act (the “CBCA”);

WHEREAS, the respective Boards of Directors of the Company and ACC have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and the Company has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

WHEREAS, for federal income tax purposes, the Company, Merger Sub and ACC intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the ''Code'').

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the CBCA, Merger Sub, at the Effective Time, shall be merged with and into ACC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and ACC shall continue as the surviving corporation of the Merger (the ''Surviving Corporation'') and shall be a wholly owned subsidiary of the Company.

Section 1.2 Closing. The closing of the Merger (the ''Closing'') shall take place on such date as mutually determined by the parties hereto after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms (the actual date of the Closing being referred to herein as the ''Closing Date''). The Closing shall be held at the place previously agreed to in writing by the parties. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the ''Certificate of Merger'') with the Secretary of State of the States of Delaware and Colorado, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and CBCA (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the ''Effective Time'').

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and CBCA, as the case may be. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of ACC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ACC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation, as amended, of the Surviving Corporation shall be its Certificate of Incorporation and (ii) the By-laws of the Surviving Corporation shall be its By-laws, in each case until thereafter changed or amended as provided therein or applicable Law.

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

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Section 1.6 Directors; Officers; Change of Company Name. The parties will take all action necessary such that as of the Effective Time (x) the Board of Directors of the Company shall consist of the three (3) members as set forth on Exhibit B hereto, and (y) the officers of the Company shall consist of the officers set forth on Exhibit B hereto. The parties shall take such action as is necessary to structure the Board of Directors of the Company to satisfy Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 hereunder, including federal securities laws and applicable corporate governance requirements. Immediately after the Closing date, the Company shall file with the U.S. Securities and Exchange Commission an information statement on Schedule 14F-1 disclosing a change in the majority of directors of the Company (“Schedule 14F-1”).

Section 1.7 Name Change; Immediately after the Effective Time, the Company shall take, or cause to be taken, all action necessary to amend the Company Certificate (as defined) such that the Company shall be renamed (the ''Name Change'').

Article II Exchange and Conversion of Securities; Reverse Split; Series G Conversion; Amendments

Section 2.1 Exchange and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, ACC or the holders of any of the following securities:

(a) Exchange of ACC Common Stock for Company Common Stock. Each share of common stock, par value $0.001 per share, of ACC (''ACC Common Stock'') issued and outstanding immediately prior to the Effective Time, shall be exchanged for that number of shares of Common Stock of the Company (''Company Common Stock'') equal to three thousand one hundred seventy one point six hundred and twenty eight millionths (3,171.0628 to 1) (the “Exchange Ratio”). At the Effective Time, all such shares of ACC Common Stock shall be tendered to Merger Sub.

Section 2.2 The Company’s Articles of Incorporation.

(a) Company Articles. The Company understands that the authorized capital stock of BIMI shall consist of 100,000,000 shares of Company Common Stock, par value $0.00001 per share, and 5,000,000 shares of blank check preferred stock, par value $0.01 per share (the ''Company Preferred Stock'').

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of ACC Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL and CBCA, shall not be converted into a right to receive shares of Company Common Stock unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder's right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder's right to appraisal, such shares of ACC Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. ACC shall give the Company prompt notice of any demands received by ACC for appraisal of shares of ACC Common Stock. ACC shall not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of the Company.

Article III Representations and Warranties of the Company and Merger Sub

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by the Company to ACC prior to the execution of this Agreement (the ''Company Disclosure Schedule''), the Company and Merger Sub hereby jointly and severally represent and warrant to ACC as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.

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Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Restated Certificate of Incorporation (the ''Company Certificate'') and By-laws (the ''Company By-laws'') provided to ACC are complete and correct copies thereof as in effect on the date hereof. Neither the Company nor Merger Sub is in violation of any of the provisions of the Company or Merger Sub's Certificate or the Company or Merger Sub's By-laws. True and complete copies of all minute books of the Company have been made available by the Company to ACC.

Section 3.3 Capitalization

(a) As of the Effective Time, (A) 45,300,000 shares of Company Common Stock (other than treasury shares) will be issued and outstanding, all of which shall be validly issued and fully paid, nonassessable and free of preemptive rights, and (B) 54,700,000 shares of Company Common Stock will be held in the treasury of the Company.

(b) There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating the Company or any of its subsidiaries to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, the Company or any of its subsidiaries.

(c) Other than as disclosed in Exhibit C [Disclosure Schedule] attached, there are no outstanding contractual obligations of the Company or any of its subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Series H Preferred, or any capital stock of, or other equity interests in, the Company or any of its subsidiaries. Each outstanding share of capital stock of each subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other of its subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned subsidiary.

(d) Other than as disclosed in Exhibit C [Disclosure Schedule] attached, the Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

Section 3.4 Authority.

(a) Each of the Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Merger Sub and constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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(b) The Board of Directors of the Company (the ''Company Board''), by resolutions duly adopted by unanimous vote by unanimous written consent and not subsequently rescinded or modified in any way (the ''Company Board Approval''), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, and (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger). The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

(c) Merger Sub's Board of Directors, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company, as Merger Sub's sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that the Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its subsidiaries.

(b) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the DGCL and CBCA and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

Section 3.6 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of the Company. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 3.7 Financials.

(a) The consolidated financial statements of the Company as of the period ending December 31, 2012, audited through December 31, 2013 (including the notes thereto) provided by the Company to ACC (the “Company Financial Statements”) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each of its subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries included in the Company’s Financial Statements, none of the Company or any of its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

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Section 3.8 All federal, state and local income and other tax returns (including, without limitation, any and all returns or declarations in respect of income, estimated, real property, personal property, sales, use, payroll and other taxes or impositions) of the Company and the Merger Sub required to be filed on or before the date hereof have been filed and are true, correct and complete, and all taxes shown on said returns or on any assessments received by the Company or Merger Sub to be due and payable on or before the date hereof have been paid. All federal, state and local income and other tax returns (including, without limitation, any and all returns or declarations in respect of income, estimated, real property, personal property, sales, use, payroll and other taxes or impositions) of the Company and Merger Sub required to be filed on or before the date hereof have been filed and are true, correct and complete, and all taxes shown on said returns or on any assessments received by the Company or the Merger Sub to be due and payable on or before the date hereof have been paid. Neither the Company nor the Merger Sub have been advised of any deficiency claimed or proposed to be claimed against or relating to the Company or the Merger Sub by any taxing authority which has not been paid, settled or adequately reserved for, and there are no matters under discussion with any taxing authority which might result in the assessment of additional amounts against or relating to the Corporation or the Seller.

Article IV Representations and Warranties of ACC

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by ACC to the Company prior to the execution of this Agreement (the ''ACC Disclosure Schedule''), ACC hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. ACC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. ACC has no subsidiaries. ACC has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. ACC is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a material adverse effect.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of ACC's Certificate of Incorporation (the ''ACC Certificate'') and By-laws (the ''ACC By-laws'') as provided to the Company are complete and correct copies thereof as in effect on the date hereof. ACC is not in violation of any of the provisions of the ACC Certificate or the ACC By-laws. True and complete copies of all minute books of ACC have been made available by ACC to the Company.

Section 4.3 Capitalization

(a) The authorized capital stock of ACC consists of 12,000 shares of ACC Common Stock. As of the Effective Time, 10,000 shares of ACC Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (B) 2,000 shares of ACC Common Stock were held in the treasury of ACC. All capital stock or other equity securities of ACC have been issued in compliance with applicable federal and state securities laws.

(b) As of the Effective Time, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which ACC is a party or by which ACC is bound relating to the issued or unissued capital stock or other equity interests of ACC, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating ACC to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, ACC. ACC has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Section 4.3 of the ACC Disclosure Schedule. ACC has previously provided the Company with a true and complete list, as of the date hereof, of the shareholders of ACC.

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(c) There are no outstanding contractual obligations of ACC (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of ACC Common Stock or any capital stock of, or other equity interests in, ACC. There are no outstanding contractual obligations of ACC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) ACC does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of ACC on any matter. ACC has not adopted a stockholders rights plan.

Section 4.4 Authority.

(a) ACC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ACC and the consummation by ACC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of ACC and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by ACC and constitutes a legal, valid and binding obligation of ACC, enforceable against ACC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b) The Board of Directors of ACC (the ''ACC Board''), and the shareholders of ACC by resolutions duly adopted by joint unanimous written consent and not subsequently rescinded or modified in any way (the ''ACC Board Approval''), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of ACC and its stockholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) the Board resolved to recommend that the stockholders of ACC adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by ACC's stockholders in accordance with this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by ACC does not, and the performance of this Agreement by ACC will not, (A) (assuming the ACC Stockholder Approval is obtained) conflict with or violate any provision of the ACC Certificate or ACC By-laws or any equivalent organizational documents of any of its subsidiaries, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to ACC or any of its subsidiaries or by which any property or asset of ACC or any of its subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of ACC or any of its subsidiaries pursuant to, any contract or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect.

(b) The execution and delivery of this Agreement by ACC does not, and the performance of this Agreement by ACC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the DGCL and CBCA and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

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Section 4.6 Financial Statements.

(a) The audited consolidated financial statements as of the period ending December 31, 2013 (including the notes thereto) when delivered to the Company (the “ACC Financial Statements”) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of ACC as of the respective dates thereof and for the respective periods indicated therein. The books and records of ACC have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the balance sheet of ACC included in the ACC Financial Statements, ACC has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of ACC.

Section 4.8 Tax Treatment. ACC has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. ACC is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.9 Litigation. Except as and to the extent disclosed, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ACC, threatened in writing against ACC and (b) ACC is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ACC, threatened in writing against ACC that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 4.10 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of ACC Common Stock are the only votes of the holders of any class or series of capital stock or other equity securities of ACC necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the ''ACC Stockholder Approval'').

Section 4.11 All federal, state and local income and other tax returns (including, without limitation, any and all returns or declarations in respect of income, estimated, real property, personal property, sales, use, payroll and other taxes or impositions) of ACC required to be filed on or before the date hereof have been filed and are true, correct and complete, and all taxes shown on said returns or on any assessments received by ACC to be due and payable on or before the date hereof have been paid. All federal, state and local income and other tax returns (including, without limitation, any and all returns or declarations in respect of income, estimated, real property, personal property, sales, use, payroll and other taxes or impositions) of ACC required to be filed on or before the date hereof have been filed and are true, correct and complete, and all taxes shown on said returns or on any assessments received by ACC to be due and payable on or before the date hereof have been paid. ACC has not been advised of any deficiency claimed or proposed to be claimed against or relating to ACC by any taxing authority which has not been paid, settled or adequately reserved for, and there are no matters under discussion with any taxing authority which might result in the assessment of additional amounts against or relating to the Corporation or the Seller.

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Article V Covenants

Section 5.1 Tax-Free Reorganization Treatment

(a) The Company and ACC shall use their commercially reasonable best efforts, and shall cause their respective Subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor ACC shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a ''plan of reorganization'' within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and ACC shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a ''determination'' within the meaning of Section 1313(a) of the Code.

Article VI Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval and the ACC Stockholder Approval shall have been obtained.

(b) No Order. No governmental entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c) Consents and Approvals. All material consents, approvals and authorizations of any governmental entity required of ACC, the Company or any of their subsidiaries shall have been obtained.

(d) Execution and Delivery of Lock-Up and Leak-Out Agreements. Each stockholder listed on attached Schedule F shall execute and deliver to the Company a Lock-Up and Leak-Out agreement on or prior to the Effective Time. A stockholder shall not receive its respective certificate evidencing its shares of Company Common Stock unless and until it has executed and delivered its Lock-Up and Leak-Out agreement to the Company.

(e) During the time period commencing on the Closing Date and entering on the effective date of the board member resignations, as provided in the Schedule 14F-1, the Board of Directors, as specified in Section 1.6, shall be prevented from taking any action that would result in a material change in the Company’s business or operations, unless any such Board action is approved by all Board members.

Section 6.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of ACC contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) at and as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b) Agreements and Covenants. ACC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

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Section 6.3 Additional Conditions to Obligations of ACC. The obligation of ACC to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the ACC Disclosure Schedule, as applicable, shall have been obtained.

Article VII Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of ACC:

(a) By mutual written consent of ACC and the Company, by action of their respective Boards of Directors;

(b) By either the Company or ACC if the Merger shall not have been consummated prior to May 31, 2013 (such date, the ''Outside Date''); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either the Company or ACC if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

(d) By written notice of ACC (if ACC is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured prior to the Outside Date; provided that ACC shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating ACC's intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination;

(e) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by ACC of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured prior to the Outside Date; provided that the Company shall have given ACC written notice, delivered at least twenty (20) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(h) By written notice of either ACC or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof), or (ii) the ACC Stockholder Approval shall not have been obtained at the ACC Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof).

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Section 7.2 Effect of Termination. Limitation on Liability. In the event of termination of this Agreement by either ACC or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ACC or the Company or their respective subsidiaries, officers or directors except (x) with respect to this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ACC and the Company; provided, that after any such approval, no amendment shall be made that by law requires further approval by the Company's or ACC's stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.

Section 7.5 Fees and Expenses. Subject to Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors).

Article VIII General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to ACC, addressed to it at:

Hollister & Blacksmith, Inc.

Attention: Corey Hollister

3457 Ringsby Court

Denver, Colorado 82016-4900

with a copy to:

Pedersen & Houpt
161 North Clark Street, Suite 3100
Chicago, Illinois 60601-3242
Attention: Jerold N. Siegan, Esq.

If to the Company or Merger Sub, addressed to it at:

Brazil Interactive Media, Incorporated

801 Brickell Avenue, Suite 900

Miami, Florida 33131

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With a copy to:

Thompson Hine, LLP
335 Madison Avenue, 12th Floor
New York, NY 10017
Attention: Peter J. Gennuso, Esq.

Section 8.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.5 Entire Agreement. This Agreement (together with the Exhibits, ACC Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

Section 8.6 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.7 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party notwithstanding that all parties are not signatory to the same counterpart. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company, Merger Sub and ACC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Brazil Interactive Media, Inc.

Themistocles Psomiadis

By: /s/ Themistocles Psomiadis
a duly authorized signatory

Cannamerica Corp.

Michael Novielli

By: /s/ Michael Novielli
a duly authorized signatory

Hollister & Blacksmith, Inc.

Corey Hollister

By: /s/ Corey Hollister
a duly authorized signatory

[Signature page to Agreement and Plan of Merger]

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EXHIBIT A

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Directors:

Corey Hollister

Officers:

Corey Hollister, CEO

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EXHIBIT B

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY

Directors:

Michael Novielli

Themistocles Psomiadis

Corey Hollister

Officers:

Corey Hollister, CEO and President

Jesus Quintero, CFO

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EXHIBIT C

DISCLOSURE SCHEDULES

Accounts Payable

Business Wire	635.00
Chiropractic Economics	2,150.00
Commworld of San Diego-North Inc.	1,920.06
Doherty, Daniel	2,500.00
E-Vault/i365 Inc	4,603.08
Fish & Richardson P.C.	2,367.89
Gersten Savage LLP	2,375.00
LightfootGuestMoore&Co.P.C.	9,811.95
Mercardo, Scott	500.00
Mitchell, Robin	6,607.56
MPA Media	15,653.30
Russell Scott Design	4,775.00
Smith Katzenstein Furlow LLP	1,468.15
55,366.99

Estimated Sales Tax Payable	832.00

56,198.99

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